UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 27, 2011 (June 22, 2011)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
New Headquarters Lease
     On June 22, 2011, NxStage Medical, Inc. (“NxStage”), entered into a Lease with 350 Riverwalk, LLC, for a new headquarters facility in Lawrence, Massachusetts. NxStage’s lease for its current headquarters in Lawrence, Massachusetts expires on July 31, 2012. The new lease is expected to commence on or about June 1, 2012, subject to the landlord completing the building and improvements, and has a term of eleven years following lease commencement, provided that NxStage may elect to terminate the lease at year seven upon at least twelve months notice and payment of an early termination fee. NxStage has also been granted two options to extend the lease for five years each at the then fair market value.
     Under the new lease, NxStage will lease 89,046 square feet in years one and two, 104,820 square feet in year three, 117,570 square feet for years four and five, 137,200 square feet for years six and seven, and, if NxStage does not exercise its termination right, 141,200 square feet in years eight through eleven. The annual base rent is $14.50 per square feet over the eleven year term of the lease. In addition to base rent, NxStage is obligated to pay for its utilities and its proportionate share of real estate taxes, insurance and operating costs.
     Either party may terminate the lease for an uncured material breach of the lease by the other party.

     SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: June 27, 2011	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer